Exhibit 99.1

THERMOGENESIS ANNOUNCES STRATEGIC REORGANIZATION INITIATIVE

Company to focus on expanding its AXP AutoXpress platform functionality for Cord Blood and Cell Therapy applications

RANCHO CORDOVA, CA, October 30, 2013—ThermoGenesis Corp. (NASDAQ: KOOL) today announced a strategic reorganization initiative designed to better align resources with its expected cord blood revenue streams, increase its internal clinical resource capabilities and provide greater focus on new application development to improve the Company’s market competitiveness and to speed AXP® AutoXpress® Platform (AXP) adoption in developed and emerging markets.  The Company expects these changes will enable it to generate cash from its cord blood business in the coming two to three quarters in addition to realigning its professional resources to support its rapid expansion into the regenerative medicine space.  “One of our primary objectives is to continue to invest in our AXP Platform and clinical resources needed to further expand the system’s clinical intelligence and technological functionality.  In this way, we can better meet the evolving cell processing needs of our cord blood customers and expand its use into our vascular and orthopedic cell therapy initiatives,” said Matthew Plavan, Chief Executive Officer of ThermoGenesis.

As a result of eliminating a total of eleven positions in connection with the reorganization, coupled with other targeted savings in operating costs, the Company expects to realize approximately $1.5 million in annual expense savings.  One-time severance costs of approximately $210,000 are expected over the next two quarters.

About ThermoGenesis Corp.
ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood and bone marrow processing systems and companion disposable products that enable the separation, processing and preservation of cell and tissue therapy products. These include:

•
AXP® AutoXpress® Platform (AXP), a proprietary family of automated devices that includes the AXP and the MXP® MarrowXpress® and companion sterile blood processing disposables for harvesting stem cells in closed systems. The AXP device is used for the processing of cord blood. The MXP is used for the preparation of cell concentrates, including stem cells from bone marrow aspirates in the laboratory setting.

•	The BioArchive® System, an automated cryogenic device, used by cord blood stem cell banks in more than 30 countries for cryopreserving and archiving cord blood stem cell units for transplant.

•	The Res-QTM 60 (Res-Q), a point-of-care system designed for the preparation of cell concentrates, including stem cells, from bone marrow aspirates and whole blood for platelet rich plasma (PRP).

In July 2013, TotipotentRX and ThermoGenesis Corp. announced their entry into a merger agreement which will operate under the name Cesca Therapeutics. The merger is subject to TotipotentRX and ThermoGenesis stockholder approval, among other conditions.

Contact:
ThermoGenesis Corp. Investor Relations
+1-916-858-5107, or
ir@thermogenesis.com
http://www.thermogenesis.com

Forward Looking Statement
This press release contains forward-looking statements. Such forward-looking statements include but are not limited to that TotipotentRX and ThermoGenesis will provide unmatched world-class capability and service to their clients and that the proposed merger will be completed. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements.  A more complete description of risks that could cause actual events to differ from the outcomes predicted by ThermoGenesis forward-looking statements is set forth under the caption "Risk Factors" in its annual report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

Non-Solicitation
This press release and the information contained herein shall not constitute an offer to sell, buy or exchange or the solicitation of an offer to sell, buy or exchange any securities, nor shall there be any sale, purchase or exchange of securities in any jurisdiction in which such offer, solicitation, sale, purchase or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information
In connection with the merger, ThermoGenesis intends to file a registration statement (including a prospectus) on Form S-4 with the Securities and Exchange Commission.  Holders of ThermoGenesis common stock and TotipotentRX Corporation common stock are urged to read the proxy statement/prospectus/consent solicitation and any other relevant documents when filed because they contain important information about ThermoGenesis, TotipotentRX and the merger.  A proxy statement will be sent to holders of ThermoGenesis common stock and a prospectus/consent solicitation will be sent to holders of TotipotentRX Corporation common stock.  When filed, the proxy statement/prospectus/consent solicitation and other documents relating to the proposed merger can be obtained free of charge from the SEC’s website at www.sec.gov.  These documents can also be obtained free of charge from ThermoGenesis upon written request to ThermoGenesis, Investor Relations, 2711 Citrus Road Rancho Cordova, CA 95742.  ThermoGenesis and its directors and executive officers may be deemed to be participants in ThermoGenesis’ solicitation of proxies from its shareholders in connection with the proposed merger. Information regarding the participants and their security holdings can be found in ThermoGenesis’ most recent proxy statement filed with the SEC, which are available from the SEC, and the proxy statement/prospectus/consent solicitation when it is filed with the SEC